UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMCOL INTERNATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMCOL INTERNATIONAL CORPORATION
2870 Forbs Avenue
Hoffman Estates, Illinois 60192

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 7, 2009

To Our Shareholders:

The annual meeting of shareholders of AMCOL International Corporation, the Company or AMCOL, will take place on Thursday, May 7, 2009, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, for the following purposes:

1.     To elect three (3) directors for a three-year term or until their successors are elected and qualified; and

2.     To transact any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director.

Only shareholders of record of AMCOL’s common stock as of the close of business on March 11, 2009 will be entitled to notice of and to vote at the annual meeting and at any adjournments of the annual meeting.

This year, we are once again pleased to announce that we are taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to our shareholders over the Internet.  On March 25, 2009, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet, and vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and annual report.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.  You may vote your shares over the Internet or by a toll-free telephone number.  If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.  Thank you for your interest and cooperation.

By Order of the Board of Directors,

James W. Ashley, Jr.

Secretary

Hoffman Estates, Illinois
March 25, 2009

AMCOL INTERNATIONAL CORPORATION
2870 Forbs Avenue
Hoffman Estates, Illinois 60192

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 7, 2009

INTRODUCTION

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of AMCOL International Corporation, the Company or AMCOL, for use at our annual meeting of shareholders to be held on Thursday, May 7, 2009, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, and at any adjournment of the annual meeting.  On March 25, 2009, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet and vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and annual report.

At the annual meeting, you will be asked to consider and vote upon the following matters:

1.    The election of three (3) directors for a three-year term or until their successors are elected and qualified; and

2.    Any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.  You may vote your shares over the Internet or by a toll-free telephone number.  If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

The date of this proxy statement is March 25, 2009.

THE ANNUAL MEETING

General

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of AMCOL for use at the annual shareholders meeting to be held on Thursday, May 7, 2009, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, and at any adjournment of the annual meeting.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder, we are now furnishing our proxy materials over the Internet.  As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a printed copy of the proxy materials.  You will have the ability to access the proxy materials over the Internet and to request to receive a paper copy by mail.  Instructions on how to access the proxy materials over the Internet or request a paper copy may be found in the Notice of Internet Availability of Proxy Materials.  The Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy via telephone or the Internet.

We are mailing the Notice of Internet Availability of Proxy Materials to shareholders on or about March 25, 2009.

Record Date

The Board of Directors has fixed the close of business on March 11, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment.  Accordingly, only holders of record of AMCOL’s common stock at the close of business on the record date will be entitled to vote at the annual meeting, either by proxy or in person.  As of the record date, there were 32,015,771 shares of AMCOL’s common stock issued and outstanding.

Purpose of the Annual Meeting; Recommendation of the Board of Directors

At the annual meeting, AMCOL’s shareholders will be asked to consider and vote upon the election of three (3) directors and any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director.

Proxies; Vote Required

In deciding all questions, a holder of AMCOL’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of AMCOL’s common stock is necessary to constitute a quorum at the annual meeting.

With respect to the election of directors, shareholders may vote (a) in favor of all nominees, (b) to withhold votes as to all nominees, or (c) to withhold votes for specific nominees.  Directors are elected by a plurality vote, so the three director nominees receiving the greatest number of votes will be elected.  Votes withheld will be counted as present for purposes of determining a quorum.  Withheld votes will not affect the outcome of the election.

Under New York Stock Exchange rules, the proposal to elect directors is considered a “discretionary” item.  Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker.

All properly executed proxies received by AMCOL prior to the annual meeting and not revoked will be voted in accordance with the instructions provided.  Unless contrary instructions are indicated, proxies will be voted “FOR” each of AMCOL’s nominees for director.  The Board of Directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

How to Vote

You may vote your shares over the Internet or by a toll-free telephone number. If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

Revocation of Proxies

Any shareholder may revoke his or her proxy at any time prior to or at the annual meeting by doing any of the following:

•	voting by telephone or the Internet on a later date;
•	submitting a duly executed proxy bearing a later date;
•	giving written notice to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192; or
•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited on behalf of the Board of Directors of AMCOL.  All expenses of this solicitation will be paid by AMCOL.  Solicitation of holders of AMCOL’s common stock by mail, telephone, facsimile, e-mail or by personal solicitation may be done by directors, officers and regular employees of AMCOL, for which they will receive no additional compensation.  In the event that beneficial owners of our shares request paper copies of our proxy materials, brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of AMCOL’s common stock as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by AMCOL for their reasonable out-of-pocket expenses.

ELECTION OF DIRECTORS

AMCOL’s Certificate of Incorporation divides the Board of Directors into three classes, with the members of one class elected each year for a three-year term.  The Board is comprised of nine (9) directors, equally divided into the three classes.  The terms of the Class II directors will expire at the annual meeting.  The following tables set forth certain information regarding the director nominees and the continuing members of the Board.

Information Concerning Nominees

Class II
(If elected, term to expire in 2012)

Name	Age	Director Since	Principal Occupation for Last Five Years
Daniel P. Casey*	66	2002
Private investor since April 2002.  Retired Chief Financial Officer and Vice Chairman of the Board of Gaylord Container Corporation, a manufacturer and distributor of brown paper and packaging products.  Also Chairman of the Board of Caraustar Industries, Inc., a recycled packaging company.

Dale E. Stahl*	61	1995
Retired from Inland Paperboard and Packaging, Inc., a manufacturer of containerboard and corrugated boxes, where Mr. Stahl served as President, Chief Executive Officer and Chief Operating Officer from June 2000 until September 2003.  Prior thereto, President and Chief Operating Officer of Gaylord Container Corporation.

Lawrence E. Washow	55	1998	President and Chief Executive Officer of AMCOL since May 2000 and Chief Operating Officer of AMCOL since August 1997.
*  The Board of Directors has determined that Messrs. Casey and Stahl are independent directors.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” each of the nominees named above.

Information Concerning Continuing Members of the Board

Class III
(Term expiring in 2010)

Name	Age	Director Since	Principal Occupation for Last Five Years
Arthur Brown	68	1990	Retired Chairman and Chief Executive Officer of Hecla Mining Company, a producer of precious metals. Also a director of Idaho Independent Bank.
Jay D. Proops	67	1995	Private investor since 1995; prior thereto, Vice Chairman and co-founder of The Vigoro Corporation, a manufacturer and distributor of fertilizers and related products.
Paul C. Weaver*	46	1995
Private investor since June 2006; prior thereto, Vice President of Information Resources, Inc. since 2002; prior thereto, Managing Partner of Consumer Aptitudes, Inc. since July 1997 (both companies engage in marketing research).

Class I
(Term expiring in 2011)

Name	Age	Director Since	Principal Occupation for Last Five Years
John Hughes	66	1984	Chairman of the Board; Chief Executive Officer of AMCOL from 1985 until May 2000.
Clarence O. Redman	66	1989
Retired.  Previously, of counsel to Lord, Bissell & Brook LLP (now known as Locke Lord Bissell & Liddell LLP) from 1997 to February 2007, the law firm that serves as corporate counsel to AMCOL.  Secretary of AMCOL from 1982 to February 2007.

Audrey L. Weaver*	54	1997	Private investor.

*  Paul C. Weaver and Audrey L. Weaver are first cousins.

SECURITY OWNERSHIP

Security Ownership of Five Percent Beneficial Owners

The following table sets forth all persons known to be the beneficial owner of more than five percent of AMCOL’s common stock as of March 2, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
M&G Investment Management Limited (MAGIM) Governor’s House Laurence Pountney Hill London, England EC4R 0HH	5,856,256	(2)	19.3%
Leslie A. Weaver 1780 Happ Road Northbrook, Illinois 60062	4,263,072	(3) (4)	14.0%
Paul C. Weaver c/o AMCOL International Corporation 2870 Forbs Avenue Hoffman Estates, Illinois 60192	3,720,122	(3) (5)	11.6%
Harris Financial Corp. 111 West Monroe Street P.O. Box 755 Chicago, Illinois 60690	3,207,297	(3) (6)	10.5%
Vanguard Specialized Funds – Vanguard Precious Metals and Mining Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,100,000	(7)	10.2%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, Illinois 60605	2,001,345	(8)	6.6%
Barclays Global Investors, NA 400 Howard Street San Francisco, California 94105	1,614,339	(9)	5.3%

(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote.  Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.
(2) Based on an amendment to Schedule 13G filed with the SEC on February 3, 2009.  2,756,246 shares have shared voting power and all shares have shared investment power.  The Schedule 13G states that all of the shares covered by the report are legally owned by MAGIM’s Investment advisory clients, and none are owned directly by MAGIM.  The Schedule 13G states that some of the securities covered by the report are owned legally by Vanguard Precious Metals and Mining Fund, MAGIM’s investment advisory client.  See footnote 7 below.
(3) Includes 3,151,751 shares held in the Paul Bechtner Trust as to which Ms. Leslie A. Weaver, Mr. Paul C. Weaver and Harris Financial Corp. are co-trustees and share voting and investment power.
(4) Based on an amendment to Schedule 13G filed with the SEC on January 27, 2009.  Includes 3,151,751 shares with shared voting and investment power, as described in more detail in footnote 3 above; 24,421 shares held as trustee of GST Marital trust; 178,231 shares held as a director of a foundation; 41,631 shares held by Ms. Weaver’s spouse; and 131,668 shares held by Ms. Weaver’s children.  According to the Schedule 13G, 3,503,281 shares have shared voting and investment power.

(5) Based on information received from Mr. Weaver.  Includes 3,151,751 shares with shared voting and investment power, as described in more detail in footnote 3 above; 135,701 shares held as a director of a foundation; 30,830 shares held by Mr. Weaver’s spouse; and 30,638 shares held as trustee of trusts for Mr. Weaver’s children.
(6) Based on an amendment to Schedule 13G filed with the SEC on February 9, 2009.  Includes 3,151,751 shares with shared voting and investment power, as described in more detail in footnote 3 above, and an additional 900 shares with shared investment power.
(7) Based on an amendment to Schedule 13G filed with the SEC on February 13, 2009.  The Schedule 13G states that the filer has sole voting power for all shares.  See footnote 2 above.
(8) Based on an amendment to Schedule 13G filed with the SEC on February 13, 2009.
(9) Based on a Schedule 13G filed with the SEC on February 5, 2009.  The Schedule 13G states that Barclays Global Investors holds the shares in trust accounts for the economic benefit of those accounts.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of March 2, 2009, shares of AMCOL common stock beneficially owned by:  (i) each director and nominee; (ii) the named executive officers; and (iii) all directors and the named executive officers.

Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class
Arthur Brown	51,462	*
Daniel P. Casey	37,001	*
John Hughes	524,940	1.6%
Jay D. Proops	97,109	*
Clarence O. Redman	59,807	*
Dale E. Stahl	54,296	*
Lawrence E. Washow	701,037	2.2%
Audrey L. Weaver	1,042,300	3.3%
Paul C. Weaver	3,720,122	11.6%
Gary L. Castagna	244,982	*
Ryan F. McKendrick	87,817	*
Gary D. Morrison	171,098	*
Donald W. Pearson	5,221	*
All directors and executive officers	6,797,192	21.2%

*  Percentage represents less than 1% of the total shares of common stock outstanding as of March 2, 2009.
(1)  Nature of beneficial ownership is set forth on the next page.

Nature of Beneficial Ownership as of March 2, 2009
Beneficial Owner	Directly or With Spouse (1)	In Retirement Savings Plans (2)	In Family Limited Partnership (3)	As Trustee, Co- Trustee or Director	By Family Members	As Trustee of AMCOL’s Pension Plan (4)	Subject to Options Exercisable in 60 Days
Arthur Brown	32,461	—	—	—	—	—	19,001
Daniel P. Casey	19,000	—	—	—	—	—	18,001
John Hughes	—	—	44,211	339,890	55,838	70,000	15,001
Jay D. Proops	58,130	—	8,500	—	—	—	30,479
Clarence O. Redman	15,670	25,136	—	—	—	—	19,001
Dale E. Stahl	33,000	—	—	—	—	—	21,296
Lawrence E. Washow	406,162	21,874	—	—	—	70,000	203,001
Audrey L. Weaver	793,815	—	—	202,702	35,782	—	10,001
Paul C. Weaver	352,201	—	—	3,318,090	30,830	—	19,001
Gary L. Castagna	52,273	6,709	—	—	—	70,000	116,000
Ryan F. McKendrick	11,980	25,838	—	—	—	—	49,999
Gary D. Morrison	40,782	42,982	—	—	—	—	87,334
Donald W. Pearson	5,000	221	—	—	—	—	—
All Directors and Executive Officers	1,820,474	122,760	52,711	3,860,682	122,450	70,000	608,116

(1)  Includes shares held with spouses for which voting rights may be shared.  For Mr. Washow, includes 130,569 shares held in the Deferred Compensation Plan.  For Mr. Weaver, includes 15,453 shares of phantom stock held in the Deferred Compensation Plan.
(2)  Shares are held in AMCOL’s Savings Plan, with the exception of Mr. Redman’s shares, which are held in the Clarence O. Redman PC Savings Plan.
(3)  The named director is a general partner.
(4)  Messrs. Hughes, Washow and Castagna share voting rights.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the material elements of compensation earned by, awarded to or paid to each of our executive officers during AMCOL’s 2008 fiscal year.  AMCOL’s Compensation Committee oversees the design and administration of our executive compensation program.  The Compensation Committee has designed a competitive program that rewards performance and aligns executives’ interests with those of AMCOL’s shareholders.  The principal elements of our executive compensation program are base salary, annual performance-based cash bonuses, long-term equity incentives in the form of stock options, other customary benefits and limited perquisites, and, in certain circumstances, severance and other benefits upon termination and/or a change in control.  AMCOL’s executive compensation program provides both short-term and long-term compensation.  In the short-term, 2008 annual bonuses were directly linked to significant growth in earnings per share, high return on capital employed and, in certain circumstances, segment operating profit.  None of our executive officers were paid a bonus for 2008 performance under our performance-based bonus plan described below.  Executive compensation is linked to the long-term performance of AMCOL stock through our stock option program.

In May 2008, Donald Pearson joined AMCOL as a Vice President and our Chief Financial Officer.  At such time, Gary Castagna transitioned from his former position as Chief Financial Officer to a new position as President of Global Minerals and Gary Morrison ceased serving in an executive officer capacity but remains with AMCOL as Vice President of AMCOL and President of American Colloid Company.  Certain historical information regarding Mr. Morrison’s compensation is included in this proxy statement as required under the rules and regulations of the SEC.

The Compensation Committee Process

Although most decisions regarding executive compensation are made in the first quarter of our fiscal year, management and the Compensation Committee continue to monitor developments during the year.

Management’s Role in the Process.  In determining 2008 compensation, AMCOL’s Chief Executive Officer, Larry Washow, and, where appropriate, former Chief Financial Officer, Gary Castagna, played an advisory role in designing our executive compensation program.  Messrs. Washow and Castagna evaluated each executive’s individual accomplishments and the performance of the Company and the various business units and made recommendations regarding performance targets and objectives, salary levels and equity awards for executive officers (other than themselves).  Mr. Washow evaluated performance and made the recommendations regarding Mr. Castagna.  Going forward, AMCOL’s new Chief Financial Officer, Donald Pearson, is expected to play an advisory role in the process instead of Mr. Castagna.

Engagement of Compensation Consultants.  From time to time, the Compensation Committee engages compensation consultants to review AMCOL’s executive compensation program.  In 2007, the Compensation Committee engaged Towers Perrin to assess AMCOL’s executive compensation program. As part of their assessment, Towers Perrin reviewed competitive compensation data from several survey sources, including the Towers Perrin Executive Compensation Database, the Towers Perrin Long-Term Incentive Plan Report, the Towers Perrin Proxy Pay Level Database and the Watson Wyatt Report on Top Management Compensation.  In addition, Towers Perrin reviewed compensation data for a custom peer group.  The Compensation Peer Group consisted of the following ten companies: Arch Chemicals, Inc.; Compass Minerals International, Inc.; Dycom Industries, Inc.; Lufkin Industries, Inc.; Martin Marietta Materials Inc.; Minerals Technologies Inc.; Oil Dri Corporation; Rockwood Holdings Inc; RPM International Inc.; and Superior Energy Services Inc.

Benchmarking of Compensation.  One component of the Compensation Committee’s process for establishing executive compensation involves reviewing compensation levels for our executive officers as compared to compensation levels for executives at certain peer companies within AMCOL’s industries, and other companies with similar revenues.  In addition, the Compensation Committee considered the Towers Perrin executive compensation competitive assessment completed in 2007.  The Compensation Committee also considers the collective experience of its members, as well as the other independent board members, in benchmarking compensation.  Any variable compensation levels are generally subject to upward or downward adjustment in the following year in the discretion of the Compensation Committee.  Base salaries may not be adjusted below the base salary provided in the executive employment agreements.  In any year, such adjustments may be made for one or more of our executive officers, and adjustments are made based on a variety of factors, including AMCOL’s performance, historical compensation levels, internal equity and consistency, tenure and industry conditions.

In determining annual raises, AMCOL’s compensation program generally targets the median pay level, considering both the Compensation Peer Group and published survey data. For total cash compensation, consisting of base salary and annual bonus, the minimum payment for the annual bonus is structured to generally provide for total cash compensation at approximately the median pay level, assuming the performance threshold is achieved.  In general, if performance is outstanding and an executive receives the maximum annual bonus, total cash compensation will exceed the median pay level and may approach or exceed the 75th percentile.  AMCOL does not establish a target level for long-term equity incentives or total executive officer compensation, but reviews these elements as compared to the Compensation Peer Group and published survey data to insure that AMCOL remains competitive.

Compensation Program Philosophy and Policies

Compensation Philosophy.  AMCOL’s success requires a management team that is able to develop and execute a worldwide business plan for the complex mix of slow-growth and high-growth, basic and sophisticated businesses operated by AMCOL.  Historically, a significant portion of our senior management team has been promoted from within the company.  In addition to possessing valuable knowledge about AMCOL and a diverse skill set, our executive officers are often recognized as industry leaders.  AMCOL’s compensation program is designed to attract and retain officers with the skills necessary to achieve our business objectives, to reward those individuals fairly over time, and to closely align the compensation of those individuals with AMCOL’s performance on both a short-term and a long-term basis.  The various components of executive compensation are related but exist for different purposes, and are evaluated separately for effectiveness.

A substantial portion of executive compensation is comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific corporate and individual performance objectives.  The annual performance-based cash bonuses under the Annual Cash Incentive Plan represent this type of “pay for performance” compensation.  In setting the performance objectives for the annual bonuses, the Compensation Committee consults with management and considers market conditions, the prior-year performance and various elements of AMCOL’s strategic plan, such as significant acquisitions.  For 2008, the performance measures required significant growth in earnings per share and high return on capital employed.  In addition, certain of our executive officers were required to deliver substantial operating profit growth for specific businesses.  Considering the complex mix of slow-growth and high-growth, basic and sophisticated businesses operated by AMCOL, the Compensation Committee believes that these performance measures were challenging.  None of our executive officers were paid a performance-based bonus for 2008 performance under the Annual Cash Incentive Plan.  For 2009, the performance measures will focus on AMCOL’s EBITDA (earnings before interest, taxes and depreciation and amortization) and our working capital as a percentage of sales instead of earnings per share and return on capital employed. For Messrs. Castagna and McKendrick, the performance measures will also continue to include operating profit of their respective business units.  The Compensation Committee elected to modify the performance measures in light of the 2009 operating plan and general economic conditions.

The awards of stock options also constitute at-risk compensation and are designed to provide appropriate linkage between executive behavior and shareholder interests.  In keeping with AMCOL’s commitment to provide a compensation package that focuses on “pay for performance” components, the executive officers are awarded stock options with an exercise price equal to the fair market value on the date of grant and these options will have value to our executive officers only if the market price of our common stock increases.

The lengthy tenure of some AMCOL executives has resulted in these executive officers accumulating significant stock options and retirement benefits.  Some of our executive officers have also elected to commit significant amounts of their salary and/or bonuses into our deferred compensation program.

Stock Ownership Policy.  The Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of shareholders.  AMCOL maintains stock ownership guidelines for its corporate and subsidiary officers.  The amount of stock required to be owned increases with the level of responsibility of each executive.  Our Chief Executive Officer is expected to own stock with a value at least equal to four times base salary.  Senior Vice Presidents are expected to own stock with a value at least equal to three times base salary and Vice Presidents are expected to own stock with a value at least equal to two times base salary.  The requirements are subject to a phase-in period in the event of a new hire or a promotion.  Shares that the executive officers have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for purposes of these guidelines.  Executive officers are prohibited from hedging their stock positions.  Considering the applicable phase-in periods, all of our executive officers were in compliance with our Stock Ownership Policy for 2008.

Option Granting Practices.  The Compensation Committee approves all annual awards of stock options in February.  These option grants are generally made more than two weeks after AMCOL issues its annual earnings press release.  The grant date for the stock options is the date the Compensation Committee approves the grants, and the exercise price is the closing price of the common stock on the New York Stock Exchange on the grant date.  In certain circumstances, options or other equity awards are granted upon the hiring of a new employee.

Policy Regarding Internal Revenue Code Section 162(m).  Under Section 162(m) of the Internal Revenue Code (the “Code”), AMCOL may not deduct annual compensation in excess of $1 million paid to certain employees, generally the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer, unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements.  In the event that AMCOL would not be entitled to a tax deduction, the Compensation Committee has in place a policy that AMCOL will defer payment of a portion of salary and bonus payments equal to such excess until such time or times as AMCOL is entitled to a tax deduction.  This policy has been waived in the past.  Awards under both the 2006 Long-Term Incentive Plan and the Annual Cash Incentive Plan are expected to qualify as performance-based compensation under Section 162(m).

While the Compensation Committee considers the impact of Section 162(m) in structuring AMCOL’s compensation plans and programs, the Compensation Committee has, and may continue to, approve awards which would not qualify as performance-based compensation under Section 162(m).  Such awards may include discretionary cash bonuses under the Annual Discretionary Cash Incentive Plan.  The Compensation Committee reserves the flexibility and authority to make decisions that are in the best interest of AMCOL and its shareholders, even if those decisions do not result in full deductibility under Section 162(m).

Elements of Compensation

The principal elements of our executive compensation program are base salary, annual performance-based cash bonuses, long-term equity incentives in the form of stock options, other customary benefits and limited perquisites, and, in certain circumstances, severance and other benefits upon termination and/or a change in control.  Our Compensation Committee believes that these elements of compensation are generally typical in our industry, and they are provided by AMCOL in order to remain competitive with our peer companies in attracting, motivating and retaining superior executive talent.

Base Salary.  The 2006 employment agreements established base salaries for Messrs. Castagna, McKendrick, Morrison and Washow.  In setting these 2006 base salaries, the Compensation Committee considered levels of responsibility, prior experience and breadth of knowledge, past performance, internal equity issues and external pay practices.  In February 2008, the Compensation Committee reviewed these base salaries and decided to increase the base salary for each of these officers.  In determining the amount of each increase, the Compensation Committee considered AMCOL’s financial performance, the individual performance of each executive officer and market pay practices.  In May 2008, Mr. Pearson was hired as our new Chief Financial Officer.  In determining Mr. Pearson’s base salary, the Compensation Committee considered the recommendations of Mr. Washow, Mr. Pearson’s experience, internal equity considerations and competitive salaries for comparable positions.

Annual Performance-Based Cash Bonus.  Pursuant to the terms of their respective employment agreements, each of Messrs. Castagna, McKendrick, Morrison and Washow were eligible in 2008 for an annual cash bonus based on the achievement of performance goals established annually by the Compensation Committee.  These awards are made pursuant to the Annual Cash Incentive Plan.  The awards generally reflect a threshold payment, a target payment and a maximum payment, depending on the level of performance measure achieved.  The Compensation Committee does not have authority to grant a waiver if the established performance measures are not achieved, or to increase any amounts payable under the Cash Incentive Plan.  The Compensation Committee does have authority to exercise negative discretion to determine that such a bonus will not be paid, even if the performance criteria were satisfied.

For 2008, the performance measures for Messrs. Castagna, McKendrick, Morrison and Washow included AMCOL’s earnings per share and return on capital employed.  For Messrs. Washow and Castagna, two-thirds of their potential bonus depended on growth in earnings per share and one-third depended on achieving targeted return on capital employed.  For Messrs. McKendrick and Morrison, one quarter of their potential bonus depended on growth in earnings per share and one quarter depended on achieving targeted return on capital employed.  The performance measures for Mr. McKendrick also included growth in the operating profit of the environmental segment and the oilfield services segment.  For Mr. Morrison, the performance measures also included growth in the operating profit of American Colloid Company, a subsidiary.  For Messrs. McKendrick and Morrison, growth in the relevant operating profit constitutes the remaining half of their potential annual bonus.  In all cases, the percentage of potential bonus dependent upon the various performance measures described above assumes target performance is achieved in all measures.

In setting the performance measures and the relative importance of each measure, the Compensation Committee considered each individual’s and AMCOL’s past performance, the 2008 operating plan, and general economic conditions.  No amounts are payable unless a specified “threshold” performance level is reached.  All bonus amounts are subject to the following limits: Mr. Washow, 200% of 2008 base salary and Messrs. Castagna, McKendrick and Morrison, 100% of 2008 base salary.  For 2008, none of these officers received a performance-based bonus award under our Annual Cash Incentive Plan.

Discretionary Bonuses.  AMCOL may grant discretionary cash bonus awards that are not subject to satisfaction of any performance criteria under the Annual Discretionary Cash Incentive Plan.  Upon the recommendation of Mr. Washow, the Compensation Committee awarded a discretionary bonus of $100,000 to Mr. McKendrick in 2008.  The Compensation Committee authorized this bonus in recognition of contributions made in 2007 by the operating units under Mr. McKendrick’s direction and the amounts paid to Mr. McKendrick pursuant to the Annual Cash Incentive Plan for 2007 performance.

In connection with hiring Mr. Pearson in May 2008, upon Mr. Washow’s recommendation, Mr. Pearson’s compensation package included the right to a bonus for 2008 of up to 100% of his salary, with a minimum guaranteed bonus of 25% of his prorated salary.  Mr. Pearson was paid a bonus of $35,000 for 2008, representing the minimum amount payable.

Equity Based Compensation — Long-Term Incentive.  The Compensation Committee believes that equity-based compensation is the most effective means of ensuring that our executive officers have a continuing stake in AMCOL’s long-term success.  We generally utilize stock options as our equity compensation component.  The Compensation Committee believes that stock options serve the following purposes: (i) reward executive officers for long-term shareholder value creation; (ii) provide competitive long-term incentive award opportunities; (iii) retain employees through wealth accumulation opportunities; and (iv) focus executive officers on long-term, sustained performance.

In structuring equity awards, the Compensation Committee targets an annual share utilization of up to 1.5% of our outstanding shares.  In keeping with AMCOL’s commitment to provide a compensation package that focuses on at-risk pay components, the executive officers are awarded stock options with an exercise price equal to the fair market value of AMCOL’s common stock on the date of grant and these options will have value to our executive officers only if the market price of our common stock increases after the date of grant.  Typically, our stock options vest 33% after one year, 66% after two years, and 100% after three years.  In determining the size of stock option grants to executive officers, our Compensation Committee considers AMCOL’s performance, relative shareholder return, individual performance against the individual’s objectives, comparative share ownership and equity award data, competitive compensation practices, historical awards to the individual and the recommendations of Mr. Washow.

In connection with his hiring in May 2008, the Compensation Committee granted Mr. Pearson 5,000 shares of restricted stock which will vest in 2011 if certain return on capital employed objectives are satisfied.  Based on 2008 performance, 1,667 shares will vest in 2011, provided Mr. Pearson is still an AMCOL employee  Mr. Pearson was also awarded a stock option for 10,000 shares vesting over three years.

Other Benefits and Perquisites.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and our 401(k) savings plan (with a company match), in each case on the same basis as other employees, subject to applicable law.  AMCOL sponsors two defined benefit pension plans in which certain of our executive officers participate.  The AMCOL International Pension Plan (“Pension Plan”) is available to employees hired on or before January 1, 2004.  All of our executive officers other than Mr. Pearson participate in the Pension Plan. Messrs. Castagna, McKendrick, Morrison and Washow also participate in the Supplementary Pension Plan for Employees of AMCOL International Corporation (“SERP”), which provides benefits to certain participants in our Pension Plan whose accrued benefit is restricted by provisions of the Code. Our executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan.  In addition to employee directed deferrals, AMCOL annually credits each participant’s Deferred Compensation Plan account with an amount equal to the amount that would have been contributed to the 401(k) savings plan, without regard to any qualified plan limits, if the amount had not been deferred.  For a description of the Pension Plan, the Supplementary Pension Plan and the Deferred Compensation Plan, please see the sections entitled “Executive Compensation — Pension Benefits” and “— Nonqualified Deferred Compensation” below, respectively.

Consistent with the philosophy and culture of AMCOL, a few modest perquisites are provided to the executive officers.  Perquisites include a company car allowance or company car, excess private liability insurance coverage and executive life insurance coverage.

Employment and Change of Control Agreements.  In 2006, AMCOL entered into employment agreements with the executive officers.  The initial employment term under each agreement was three years (expiring in March 2009), with a rolling six-month extension (unless either party gave notice of expiration six months prior to the extension).  These agreements contained severance and change of control provisions.

On February 2, 2009, AMCOL entered into new employment agreements with Messrs. Castagna, McKendrick and Washow.  These agreements are effective as of March 25, 2009.  At such time, AMCOL also entered into an employment agreement with Mr. Pearson, effective immediately.  The new employment agreements have an initial employment term of two years (expiring in March 2011), with a rolling three month extension (unless either party gives three months advance notice).  These agreements do not include the tax gross-up provision from the previous agreements and add a clawback provision in the event AMCOL’s financial statements are restated and management did not act reasonably.  The new employment agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of AMCOL and its shareholders.  Our severance and change in control provisions for the executive officers under the new agreements are summarized below under “Executive Compensation — Summary Compensation Table, — Employment Agreements and — Potential Payments Upon Termination or Change of Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Dale E. Stahl, Chairman
Arthur Brown
Daniel P. Casey
Audrey L. Weaver

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by AMCOL to or for the account of our Chief Executive Officer, our Chief Financial Officer, our two other current executive officers and Mr. Morrison (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Lawrence E. Washow President and Chief Executive Officer	2008 2007 2006	650,000 625,000 525,000	— — —	— — 29,022	394,522 372,990 259,566	— 405,000 788,000	356,593 403,817 216,401	71,102 81,198 67,657	1,472,217 1,888,005 1,885,646
Donald W. Pearson* Vice President,Chief Financial Officer and Treasurer	2008	145,971	35,000	32,177	34,859	—	—	11,682	259,689
Gary L. Castagna Senior Vice President and President Global Minerals	2008 2007 2006	315,000 300,000 278,000	— — —	— — 18,139	239,459 231,861 170,593	— 116,720 278,000	27,149 28,381 1,542	19,795 34,869 27,900	601,403 711,831 774,174
Ryan F. McKendrick Senior Vice President; President of Colloid Environmental Technologies Company and Volclay International Corp.	2008 2007 2006	315,000 300,000 268,000	100,000 — —	— — 18,139	239,459 231,744 168,960	— 223,770 268,000	215,937 55,515 154,859	22,811 22,611 22,173	893,207 833,640 900,131
Gary D. Morrison* Vice President; President of American Colloid Company	2008 2007 2006	235,750 231,920 223,000	— — —	— — 13,060	102,903 124,350 103,886	— 33,840 161,350	39,289 58,245 26,210	11,993 12,759 12,415	389,935 461,114 539,921

*  As of May 19, 2008, Mr. Pearson was appointed Vice President and Chief Financial Officer of AMCOL and Mr. Morrison ceased to serve in an executive officer capacity.
(1)  For Mr. Pearson, reflects the guaranteed minimum bonus offered to Mr. Pearson in connection with his May 2008 hiring.  For Mr. McKendrick, reflects a discretionary bonus in recognition of 2007 performance.
(2)  These amounts reflect the dollar amount recognized for financial statement reporting purposes for the relevant fiscal year in accordance with SFAS No. 123(R) and include amounts from awards granted in and prior to such year.  Under SFAS No. 123(R), the fair value of these awards is recognized ratably over the vesting period.  Details of the assumptions used in valuing these awards are set forth in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.
(3)  These performance-based cash bonuses were made pursuant to our Annual Cash Incentive Plan.  These performance-based incentive awards are earned based on annual performance and, if applicable, these amounts were paid to the officers in February of the following year.
(4)  Amounts reflect the aggregate change in actuarial present value of accumulated benefits under the Pension Plan and the Supplemental Pension Plan from December 31, 2007 to December 31, 2008, from December 31, 2006 to December 31, 2007 and from December 31, 2005 to December 31, 2006.
(5)  The amounts reflect the following for each officer: matching contributions allocated by AMCOL pursuant to AMCOL’s 401(k) Savings Plan; the value attributable to personal use of company-provided automobiles; premiums paid for excess personal liability insurance coverage; and premiums paid for life insurance coverage.  For Mr. Washow, also includes $41,050, $52,320 and $39,181 in 2008, 2007 and 2006, respectively, reflecting a credit to AMCOL’s Deferred Compensation Plan in amounts equal to the amount that would have been contributed by AMCOL to Mr. Washow’s account in the 401(k) Savings Plan with respect to the compensation deferred, without regard to any qualified plan limits.  For Mr. Castagna, also includes $14,120 and $7,5561 in 2007 and 2006, respectively, reflecting the credit to AMCOL’s Deferred Compensation Plan.

Employment Agreements

On February 2, 2009, AMCOL entered into employment agreements with Messrs. Castagna, McKendrick, Pearson and Washow.  The agreements with Messrs. Washow, Castagna and McKendrick are effective as of March 25, 2009, and supplant their prior employment agreements expiring March 24, 2009.  The agreement with Mr. Pearson is effective immediately.

The initial employment term expires in March 2011, with a rolling three-month extension (unless either party gives three months advance notice).  Each agreement provides for an annual salary and the opportunity for a performance-based annual cash bonus.  The agreements also contain confidentiality and one year non-competition and non-solicitation covenants in favor of AMCOL.

If AMCOL terminates an executive without cause or the executive terminates his employment for good reason (as defined below) prior to a change of control of AMCOL (as defined below) or more than thirteen months after a change of control, the executive is entitled to receive the following: (1) accrued salary and bonus; (2) a pro-rata annual bonus; (3) base salary for twenty-four months (in the case of Mr. Washow) or for eighteen months (in the case of Messrs. Castagna, McKendrick and Pearson); and (4) continued health insurance coverage for the executive and his dependents at AMCOL’s expense during a transition period, and thereafter at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.

If within thirteen months following a change of control, AMCOL terminates an executive without cause or the executive terminates his employment for good reason, or if in the thirteenth month following the transaction, the executive resigns for any reason, the executive is entitled to receive the following: (1) accrued salary, accrued bonus and a pro-rata annual bonus; (2) a lump sum equal to three times (in the case of Messrs. Washow, Castagna and McKendrick) or two times (in the case of Mr. Pearson) the sum of his salary and the greater of (i) 100% (in the case of Mr. Washow) or 60% (in the case of Messrs. Castagna, McKendrick and Pearson) of his salary, or (ii) the average annual bonus for the previous three years; and (3) continued health insurance coverage for the executive and his dependents at AMCOL’s expense until the earlier of (x) three years (in the case of Messrs. Washow, Castagna and McKendrick) or two years (in the case of Mr. Pearson), or (y) the date the executive accepts another job.  Thereafter, the executive may continue the health insurance coverage at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.  In certain cases, the executives are entitled to these benefits if a change of control occurs within twelve months following their termination of employment.  If a change of control occurs, all outstanding stock options, restricted stock and other equity compensation awards become fully vested and exercisable unless otherwise required under Internal Revenue Code section 162(m).

A change of control of AMCOL is defined as one or more of the following, subject to certain exemptions:  (1) any person (other than certain AMCOL affiliates) acquires 50.1% or more of AMCOL’s common stock; (2) the incumbent directors cease to constitute at least one-half of AMCOL’s directors; or (3) the consummation by AMCOL of a merger, reorganization, consolidation, or similar transaction, or sale or other disposition of 50.1% of the consolidated assets of AMCOL.

Good reason is defined, subject to notice requirements and an opportunity for AMCOL to remedy the condition, as the occurrence of any of the following events: (1) any material breach of the employment agreement by AMCOL; (2) AMCOL’s failure to assign the employment agreement to a successor or the successor’s failure to expressly assume and agree to be bound by the employment agreement; or (3) the assignment to the executive of any duties inconsistent with his powers and role or a material reduction of his powers and role.

If the executive’s employment terminates due to his death or disability prior to a change of control or more than thirteen months after a change of control, the executive or his beneficiaries are entitled to the executive’s accrued salary and bonus and the executive’s pro-rata annual bonus.  If the executive’s employment terminates due to his death or disability within thirteen months after a change of control, the executive or his beneficiaries are entitled to receive the compensation and benefits described above with respect to termination without cause after a change of control.

If, at any time, AMCOL terminates an executive for cause or, except as described above, the executive terminates his employment without good reason, the executive is entitled to his accrued salary and bonus, but shall not be entitled to any severance pay.

Under the agreements, in the event that AMCOL’s financial statements are restated, the Board of Directors will review the circumstances to determine whether the restatement is required due to the failure of AMCOL’s management to act reasonably and the executive received more compensation than he would have received based on the restated financial statements.  If the Board determines that management failed to act reasonably and the executive received excess compensation, the Board will take action to recoup the excess compensation and the executive agrees to repay such amount.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)

		Threshold ($)	Target ($)	Maximum ($)

Lawrence E. Washow	2/11/2008	162,500	650,000	1,300,000	—	50,000	24.25	$381,996

Donald W. Pearson	5/19/2008	—	—	—	5,000	10,000	30.89	$97,317

Gary L. Castagna	2/11/2008	47,250	189,000	315,000	—	30,000	24.25	$229,198

Ryan F. McKendrick	2/11/2008	47,250	189,000	315,000	—	30,000	24.25	$229,198

Gary D. Morrison	2/11/2008	35,363	141,450	235,750	—	10,000	24.25	$76,398

(1)  These incentive awards were granted under the Annual Cash Incentive Plan.  These are cash incentive awards for the 2008 fiscal year, payable for 2008 performance if certain performance goals are achieved.  None of the named executive officers were paid a bonus under the Annual Cash Incentive Plan for 2008 performance.
(2)  Represents a restricted stock award granted to Mr. Pearson upon hiring.  These shares vest in May 2011, provided certain performance objectives are achieved.
(3)  These options vest at a rate of 33% after one year, 66% after two years and 100% after three years.  The options have a six-year term.
(4)  The exercise price of these options is the closing price of our common stock on the New York Stock Exchange on the grant date.
(5)  Amounts represent the total fair value of stock options and restricted stock granted in 2008 under SFAS No. 123(R).  Details of the assumptions used in valuing these stock options and restricted stock are set forth in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2008 of our named executive officers.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)
Lawrence E. Washow	5,000		1.56818	2/3/2009	—	—
	4,300		3.875	7/17/2010
	28,700		5.00	5/17/2011
	30,000		6.65	2/4/2012
	30,000		18.10	2/9/2010
	30,000		20.90	2/10/2011
	20,000	10,000	26.02	2/7/2012
	16,667	33,333	29.95	2/13/2013
	—	50,000	24.25	2/11/2014
Donald W. Pearson	—	10,000	30.89	5/19/2014	5,000	$104,750
Gary L. Castagna	10,000		5.00	5/17/2011	—	—
	18,000		6.65	2/4/2012
	8,000		5.67	2/3/2009
	18,000		18.10	2/9/2010
	20,000		20.90	2/10/2011
	13,334	6,666	26.02	2/7/2012
	10,000	20,000	29.95	2/13/2013
	—	30,000	24.25	2/11/2014
Ryan F. McKendrick	6,666		20.90	2/10/2011	—	—
	6,667	6,666	26.02	2/7/2012
	10,000	20,000	29.95	2/13/2013
	—	30,000	24.25	2/11/2014
Gary D. Morrison	12,000		3.875	7/17/2010	—	—
	14,000		5.00	5/17/2011
	12,000		6.65	2/4/2012
	12,000		5.67	2/3/2009
	12,000		18.10	2/9/2010
	12,000		20.90	2/10/2011
	8,000	4,000	26.02	2/7/2012
	5,000	10,000	29.95	2/13/2013
	—	10,000	24.25	2/11/2014

(1)  All options granted prior to 2003 vest at a rate of 20% per year over five years.  All options granted in 2003 and subsequently vest at a rate of 33% after one year, 66% after two years and 100% after three years.
(2)  Represents a restricted stock award granted to Mr. Pearson upon hiring.  These shares vest in May 2011, provided certain performance objectives are achieved.
(3)  Calculated using the closing price of AMCOL common stock on December 31, 2008 ($20.95).

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Lawrence E. Washow	18,919	494,996
Donald W. Pearson	—	—
Gary L. Castagna	4,000	95,440
Ryan F. McKendrick	—	—
Gary D. Morrison	32,270	993,770

Pension Benefits

The following table sets forth certain information regarding the pension benefits of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence E. Washow	Pension Plan	30.3	457,725	—

	Supplemental Retirement	30.3	2,291,743	—
Donald W. Pearson	Pension Plan	—	—	—

	Supplemental Retirement	—	—	—
Gary L. Castagna	Pension Plan	7.1	58,477	—

	Supplemental Retirement	7.1	86,951	—
Ryan F. McKendrick	Pension Plan	24.7	419,270	—

	Supplemental Retirement	24.7	675,707	—
Gary D. Morrison	Pension Plan	27.6	331,679	—

	Supplemental Retirement	27.6	249,119	—

AMCOL calculates the present values shown in the table above using (i) the 30-year Treasury rate; (ii) each plan’s normal retirement age (age 65, 66 or 67 depending on the executive officer’s date of birth); and (iii) a single life annuity payment form.  The present values shown in the table reflect post-retirement mortality, based on the 1994 GAR Table per Internal Revenue Service Revenue Ruling 2001-62, but do not include a factor for pre-retirement termination, mortality, or disability.  The calculations are based on a calculation date of December 31 instead of the measurement date of September 30.

Each of our named executive officers other than Mr. Pearson participate in two defined benefit pension plans.  The Pension Plan is a defined benefit pension plan available to employees hired on or before January 1, 2004.  The Pension Plan is qualified under Section 401(a) of the Code.  The SERP is a nonqualified defined benefit pension plan that provides benefits to certain employees who participate in the Pension Plan and whose accrued benefit under such plan is restricted by the Code.

The Pension Plan

All of our employees hired prior to January 1, 2004 are eligible to participate in the Pension Plan.  All of our named executive officers other than Mr. Pearson participate in the Pension Plan.  The Pension Plan provides a life annuity benefit at normal retirement age equal to the larger of (1) and (2) below:

(1)	The sum of (A) and (B) below:

(A)           0.75 percent of Final Average Monthly Compensation (defined below) multiplied by years and months of Credited Service (defined below);

(B)           0.75 percent of Final Average Monthly Compensation in excess of Social Security Covered Compensation Level (defined below) multiplied by years and months of Credited Service (maximum of 35 years).

(2)	$15.00 multiplied by years and months of Credited Service.

Normal retirement age varies based on the executive officer’s date of birth (age 65 if born before 1938; age 66 if born between 1938-1954; age 67 if born after 1954).  Final Average Monthly Compensation is computed as the average of the five consecutive years of compensation over the entire period of employment which produce the highest monthly average.  Compensation includes base salary and bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under the Code.  Compensation recognized under the Pension Plan is limited under the Code.  Credited Service is determined in years and months from the date of hire, excluding certain periods of absence.  Social Security Covered Compensation Level is the average (without indexing) of the Social Security Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) his social security normal retirement age.

A participant’s right to an accrued benefit under the Pension Plan becomes nonforfeitable after five years of vesting service or when the participant attains normal retirement age.  The accrued benefit is payable on an unreduced basis on or after normal retirement age.  Participants who terminate with the sum of their age and service greater than or equal to 70 (early retirement age) may commence benefits at any time.  Except for Mr. Castagna, all of our participating named executive officers are currently eligible for early retirement benefits under the Pension Plan.  Such benefits are reduced by 6-2/3% per year for each of the first five years by which benefit commencement precedes the social security normal retirement age and 3-1/3% per year for each of the next five years by which benefit commencement precedes the social security normal retirement age.  For benefits commencing more than ten years prior to attaining the social security normal retirement age, the monthly benefit will be actuarially reduced.

The standard form of payment for a single participant is the single life annuity.  The standard form of payment for a married participant is the qualified 50% joint and survivor annuity.  Several optional forms of payment are offered.  These include: 50% and 100% joint and contingent annuities, 10 year certain and life annuity, and the single life annuity.  Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at commencement age.

The SERP

The SERP provides the portion of the Pension Plan benefit which cannot be paid to participants due to certain compensation limitations or benefit amount limitations of the Code.  All of our named executive officers other than Mr. Pearson participate in the SERP.  The provisions of the SERP are the same as the Pension Plan.  A participant who retires and becomes eligible to receive a benefit under the Pension Plan, whether a normal, early, or late retirement benefit, would receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Pension Plan if the limiting Code provisions applied to the participant’s actual Pension Plan benefit.  The amount of the benefit the participant would have received under the Pension Plan would be determined on the same basis as the participant’s actual Pension Plan benefit, taking into account the participant’s age, compensation history, service, and form of benefit elected under the Pension Plan.  An executive’s benefit under the SERP pays out pursuant to the terms of the SERP upon his retirement, disability or termination of employment, without regard to a minimum age or other requirement.

Nonqualifed Deferred Compensation

The following table sets forth certain information regarding deferred compensation of our named executive officers with respect to the fiscal year ended December 31, 2008.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Lawrence E. Washow	105,250	41,050	(2,474,074)	—	4,265,119
Donald W. Pearson	—	—	—	—	—
Gary L. Castagna	—	—	(106,118)	—	197,713
Ryan F. McKendrick	—	—	(146,327)	—	197,364
Gary D. Morrison	—	—	(23,545)	—	40,203

(1)  All executive contributions were reported as compensation in the Summary Compensation Table under the salary and/or bonus columns, depending on the source of the executive contribution.  Executive contributions which are shown as amounts in the balance column were also reported in the Summary Compensation Table for prior years under the salary and/or bonus column, depending on the source of the contribution, in the year in which the deferral occurred.
(2)  The Company contributes an Annual Company Matching Amount to participant accounts equal to what the Company would have credited to their 401(k) Savings Plan accounts had those deferrals not been reduced because of limits under the 401(k) plan.  Participants must be employed at the end of the plan year and must actually defer Base Annual Salary and/or Annual Bonus into this nonqualified plan.

Deferred Compensation Plan

The AMCOL International Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000.  The minimum period for a deferral election is three years.  All of our named executive officers other than Mr. Pearson participated in the Deferred Compensation Plan in 2008.

In addition to employee directed deferrals, AMCOL annually credits each participant’s Deferred Compensation Plan account with an amount equal to the amount that would have been contributed to the AMCOL International Corporation 401(k) Savings Plan, without regard to any qualified plan limits, if the amount had not been deferred.  Participants are 100% vested in employee and matching amounts.  AMCOL, at its sole discretion, may also make discretionary and/or profit sharing contributions to the Deferred Compensation Plan, which would be subject to a vesting schedule.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although AMCOL is under no obligation to invest the deferred amounts in any specified fund.  This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds.  Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability or termination of employment.  In the event of retirement, disability or termination of employment distributions from the account balances occur regardless of any minimum age or other requirement.  Accounts are distributed in a lump sum or, in certain circumstances, in installments over a 15 year period.  Withdrawal elections can be made, subject to a withdrawal penalty and forfeiture of participation for the current and subsequent year.  Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

Potential Payments Upon Termination or Change of Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change of control of AMCOL.  The named executive officers are entitled to these payments under their employment agreements, our stock plans and certain other benefit plans.    These summaries reflect the terms of the new executive employment agreements entered into with Messrs. Castagna, McKendrick, Pearson and Washow on February 2, 2009.  Please see “Executive Compensation — Employment Agreements,” above, for a detailed description of these agreements.

Payments Made Upon Termination by AMCOL Without Cause or Resignation for Good Reason

In the event AMCOL terminates a named executive officer without cause or the executive officer resigns for good reason prior to or more than thirteen months after a change of control, each as defined in the employment agreements, the officer is entitled to the following:

•	severance in the form of his base salary payable for the following 18 months (in the case of Messrs. Castagna, McKendrick, Pearson and Morrison) or 24 months (in the case of Mr. Washow);

•	a prorated portion of his 2008 bonus under the Annual Cash Incentive Plan; and

•
continued health, dental and prescription insurance coverage for the executive and his dependents at the Company’s expense during a transition period (18 months in the case of Messrs. Castagna, McKendrick, Pearson and Morrison and 24 months in the case of Mr. Washow), and thereafter at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.

For Messrs. Castagna, McKendrick, Pearson and Washow, if a change of control becomes imminent within thirty days following the executive’s termination and the transaction closes within the following twelve months, the executive officer is also entitled to the benefits described below under “Payments Made In Connection with a Change of Control” to the extent not previously provided.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the officer is entitled to the following:

•	a prorated portion of his 2008 bonus under the Annual Cash Incentive Plan; and

•	immediate vesting of all stock options, unless otherwise determined by the Compensation Committee.

For Messrs. Castagna, McKendrick, Pearson and Washow, if the death or disability occurs at such time as a change in control is imminent or at any time within thirteen months after a change in control, the executive officer is also entitled to the benefits described below under “Payments Made In Connection with a Change of Control” to the extent not previously provided.

In the event of Mr. Pearson’s death or disability, all outstanding restricted stock awards will be immediately vested.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer at or after 65, or after 55 with the consent of AMCOL, the officer is entitled to immediate vesting of all stock options.

Payments Made In Connection With a Change of Control

For Messrs. Castagna, McKendrick, Pearson and Washow, if within thirteen months following a change of control, AMCOL terminates an executive without cause or the executive terminates his employment for good reason, or if in the thirteenth month following the transaction, the executive resigns for any reason, the executive officer is entitled to the following:

•
a lump sum payment equal to three times (in the case of Messrs. Washow, Castagna and McKendrick) or two times (in the case of Mr. Pearson) the sum of his salary and the greater of (i) 100% (in the case of Mr. Washow) or 60% (in the case of Messrs. Castagna, McKendrick and Pearson) of his salary, or (ii) the average annual bonus for the previous three years;

•	a prorated portion of his 2008 bonus under the Annual Cash Incentive Plan;

•	immediate vesting of all stock options; and

•
continued health, dental and prescription insurance coverage for the executive and his dependents at the Company’s expense during a transition period (36 months in the case of Messrs. Castagna, McKendrick and Washow and 24 months in the case of Mr. Pearson), and thereafter at his own expense until the earlier of his eligibility for Medicare or his acceptance of another job.

Quantification of Potential Payments Upon Termination or Change of Control

The following table shows the potential payments payable to our named executive officers upon termination or a change of control of AMCOL.  The amounts shown assume that such event occurred as of December 31, 2008, and reflect the price of our common stock on such date ($20.95).  The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of AMCOL’s salaried employees, such as payments under the pension plan, the 401(k) plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and bonus.  The table also does not reflect the distribution of each executive officer’s account balance in the Deferred Compensation Plan and SERP.  Please see “Executive Compensation — Pension Benefits and — Nonqualified Deferred Compensation,” above for a detailed description of these benefits.

Name	Termination Scenario (on 12/31/2008)	Severance ($)		Prorated 2008 Bonus ($)(1)	Equity Award Vesting Acceleration ($) (2)		Health, Dental and Prescription Insurance Coverage ($) (3)
Lawrence E. Washow	Without Cause/Good Reason	1,300,000	(4)	0	—		28,252
	Retirement (5)	—		—	0		—
	Death or Disability	—		0	0		—
	Upon Change of Control (6)	—		—	0		—
	Following Change of Control (7)	3,900,000		0	—		42,378

Donald W. Pearson	Without Cause/Good Reason	352,500	(8)	0	—		21,189
	Retirement	—		—	—		—
	Death or Disability	—		0	104,750	(9)	—
	Upon Change of Control (6)	—		—	0		—
	Following Change of Control (7)	752,000		0	—		28,252

Gary L. Castagna	Without Cause/Good Reason	472,500	(8)	0	—		21,189
	Retirement	—		—	—		—
	Death or Disability	—		0	0		—
	Upon Change of Control (6)	—		—	0		—
	Following Change of Control (7)	1,597,630		0	—		42,378

Ryan F. McKendrick	Without Cause/Good Reason	472,500	(8)	0	—		21,189
	Retirement (5)	—		—	0		—
	Death or Disability	—		0	0		—
	Upon Change of Control (6)	—		—	0		—
	Following Change of Control (7)	1,690,220		0	—		42,378

Gary D. Morrison	Without Cause	353,625	(8)	0	—		21,189
	Retirement	—		—	—		—
	Death or Disability	—		0	0		—
	Upon Change of Control (6)	—		—	0		—

(1)  None of these officers were paid a bonus under the Annual Cash Incentive Plan for 2008 performance.
(2)  For purposes of this table, AMCOL has assumed that the Compensation Committee has elected to accelerate all options in each instance in which the acceleration is subject to the discretion of the Compensation Committee.  For all outstanding and unvested stock options, the exercise price exceeds $20.95.
(3)  Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive officer under AMCOL’s health, dental and prescription plans.
(4)  This severance payment is paid out over a period of 24 months.

(5)  Messrs. Washow and McKendrick are age 55 or older and are eligible for option acceleration in the event of retirement.
(6) Reflects the value of accelerated options where a change of control of AMCOL occurs but the executive officer’s employment continues.
(7)  Reflects amounts due to an officer in the event of a termination without cause or a termination for good reason within thirteen months after a change of control, or termination of employment due to death or disability within thirteen months following a change of control.  These amounts are in addition to amounts payable under the previous row “Upon Change of Control.”  Such amounts are also payable if a change of control becomes imminent within 30 days following termination of employment without cause or due to death or disability and the change of control occurs within the following twelve months.
(8)  This severance payment is paid out over a period of 18 months.
(9)  Reflects the vesting of all outstanding restricted stock awards.

Director Compensation

AMCOL uses a combination of cash and stock options to compensate our non-employee directors.  Directors who are also full-time employees of AMCOL are not paid for their services as directors or for attendance at meetings.  For the fiscal year ended December 31, 2008, directors who are not employees of AMCOL are entitled to receive an annual cash retainer of $40,000 and an attendance fee of $2,000 per meeting.  The Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $15,000; Chairman of the Audit Committee, $7,500; Chairman of the Compensation Committee, $3,000; and Chairman of each of the Executive Committee and the Nominating and Governance Committee, $2,000.  Members of each of the Compensation Committee, the Executive Committee and the Nominating and Governance Committee received an attendance fee of $1,500 per meeting.  Members of the Audit Committee received an attendance fee of $3,000 per meeting.  In February 2008, each non-employee director received a grant of 4,000 options at an exercise price of $29.95 per share, the fair market value on the date of the grant.

AMCOL provides excess personal liability insurance coverage for its non-employee directors.  Non-employee directors are eligible to participate in AMCOL’s health insurance plan at the directors’ cost.  Pursuant to AMCOL’s Deferred Compensation Plan, the directors may elect to defer up to 100% of their retainers and attendance fees per year.  Additional information regarding the Deferred Compensation Plan is described under the Nonqualified Deferred Compensation Table in this proxy statement.

The following table sets forth certain information regarding compensation to our non-employee directors during the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Arthur Brown	77,500	32,386	770	110,656
Daniel P. Casey	74,500	32,386	770	107,656
John Hughes	76,000	32,386	770	109,656
Jay D. Proops	75,000	32,386	770	108,156
Clarence O. Redman	73,000	32,386	770	106,156
Dale E. Stahl	70,000	32,386	770	103,156
Audrey L. Weaver	58,000	32,386	770	91,156
Paul C. Weaver	63,000	32,386	770	96,156

(1)  These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS No. 123(R) and include amounts from awards granted in and prior to 2008.  Under SFAS No. 123(R), the fair value of these awards is recognized ratably over the vesting period.  Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)  As of December 31, 2008, each director has the following number of options outstanding: Arthur Brown, 26,000;  Daniel P. Casey, 25,000;  John Hughes, 22,000;  Jay D. Proops, 37,478;  Clarence O. Redman, 26,000;  Dale E. Stahl, 28,295;  Lawrence E. Washow, 288,000;  Audrey L. Weaver, 14,000;  and Paul C. Weaver, 26,000.
(3)  These amounts reflect the premiums for excess personal liability insurance coverage.

CORPORATE GOVERNANCE MATTERS

2008 Board Committee Membership and Meetings

Name	Audit		Compensation		Executive		Nominating and Governance
Arthur Brown	X	*	X
Daniel P. Casey	X		X		X
John Hughes					X		X
Jay D. Proops	X				X		X	*
Clarence O. Redman	X				X		X
Dale E. Stahl			X	*	X		X
Lawrence E. Washow					X
Audrey L. Weaver			X
Paul C. Weaver					X	*	X
Number of Meetings in 2008	5		5		3		3
*  Chairperson.

During 2008, the Board of Directors held seven meetings.  Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.  Pursuant to our Corporate Governance Guidelines, which may be found on our website at www.amcol.com, directors are expected to resign from the Board effective as of the annual shareholders meeting following the date on which they reach the age of 72.
Director Independence

As of February 2009, AMCOL’s Board of Directors has determined that the following directors are independent as defined in the applicable standards of the New York Stock Exchange:  Messrs. Brown, Casey, Hughes, Proops, Redman, Stahl and Weaver, and Ms. Weaver.  These independent directors constitute a majority of the directors of AMCOL.  The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent as defined in the applicable standards of the New York Stock Exchange.  In making the independence determinations, our Board of Directors reviewed all of our directors’ relationships with AMCOL, including business, familial and other types of relationships.  In addition, the Board has determined that each member of the Audit Committee is independent as defined in the applicable rules and regulations of the SEC.

The Audit Committee

The Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling the Board’s oversight responsibility by monitoring the integrity of the financial statements of AMCOL, the independent registered public accounting firm’s qualifications and independence, AMCOL’s compliance with legal and regulatory requirements pertaining to its financial statements, and the performance of AMCOL’s internal audit function and independent registered public accounting firm.  The Committee is also responsible for appointing the independent registered public accounting firm for each fiscal year.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC.  The Audit Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.

The Compensation Committee

AMCOL’s Compensation Committee oversees the design and administration of AMCOL’s executive compensation program.  The Compensation Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.  Pursuant to the charter, the Compensation Committee is responsible for reviewing and approving the compensation of all executive officers, including a review and assessment of the Chief Executive Officer’s performance.  This review may involve consultations from time to time with the Chief Executive Officer, the Chief Financial Officer and the other independent directors.  Also, the Compensation Committee makes all grants of awards under AMCOL’s 2006 Long-Term Incentive Plan and Annual Cash Incentive Plan. The Compensation Committee also makes recommendations to the Board regarding succession planning and director compensation.  The Compensation Committee has sole authority to retain compensation consultants to assist the Compensation Committee in carrying out its responsibilities.  For additional information regarding the processes and procedures for the determination of executive compensation and the engagement of compensation consultants, please see the section entitled “Executive Compensation — Compensation Discussion and Analysis” above.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying, seeking and recommending to the Board of Directors individuals qualified to become directors consistent with criteria approved by the Board.  In considering potential candidates for the Board, including with respect to incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience; specific areas of expertise and leadership roles; and the ability to bring diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints.  The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board.  The Committee may use a search firm and has sole authority to retain and terminate any search firm used to identify director candidates, and has sole authority to approve the search firm’s fees and other retention terms.  Historically, AMCOL has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.  Pursuant to its charter, the Nominating and Governance Committee’s policy is to not consider nominees recommended by shareholders of AMCOL.

Other responsibilities of the Committee include developing and recommending to the Board the Corporate Governance Guidelines applicable to AMCOL, overseeing the evaluations of the Board and management, recommending to the Board director nominees for each committee, and recommending to the Board the size of the Board and its committee structure.  The Nominating and Governance Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, our non-management directors met four times in 2008 in a regularly scheduled executive session without management.  The directors who preside at such meetings rotate among the chairmen of our Audit, Compensation, Nominating and Governance and Executive Committees.  If these sessions include one of our non-independent directors, our independent directors meet alone at least once a year.

Shareholder Communications with the Board of Directors

AMCOL’s annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of or otherwise communicate directly with members of our Board of Directors on appropriate matters.  Our directors are expected to attend shareholders meetings pursuant to our Corporate Governance Guidelines.  All of our directors attended the 2008 annual meeting, and we anticipate that all of our directors will attend the 2009 annual meeting.

In addition, shareholders and other interested parties may, at any time, communicate in writing with the Audit Committee, the Board of Directors, any particular director, or the independent directors as a group, by sending written communication to AMCOL International Corporation, Attention:  Board of Directors, Audit Committee, Presiding Independent Director of the Board of Directors, or the name of a particular Board member, as applicable, 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.  Copies of written communications received at such address will be provided to the named addressee.  Shareholders and other interested parties may also reach the Audit Committee by calling AMCOL’s alert line at (877) 862-6265.  Concerns may be reported anonymously or confidentially.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for AMCOL’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  AMCOL’s independent registered public accounting firm is responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes on behalf of the Board of Directors.  It is not our duty or our responsibility to conduct reviews of auditing or accounting procedures.  Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on AMCOL’s financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that AMCOL’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of AMCOL’s financial statements has been carried out in accordance with generally accepted auditing standards.

Review with Management

The Audit Committee has reviewed and discussed AMCOL’s audited financial statements as of and for the year ended December 31, 2008 with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP, AMCOL’s independent registered public accounting firm for the fiscal year ended December 31, 2008, the audited financial statements as of and for the year ended December 31, 2008 and the matters required to be discussed under auditing standards generally accepted in the United States.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from AMCOL.  The Audit Committee has also considered whether Ernst & Young LLP’s provision of non-audit services to AMCOL, if any, is compatible with maintaining the independent registered public accounting firm’s independence.

Conclusion and Recommendation

The Audit Committee has concluded that Ernst & Young LLP is independent from AMCOL and its management.  Based on the review and discussions referred to above, the Audit Committee recommended to AMCOL’s Board of Directors that AMCOL’s audited financial statements be included in AMCOL’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

THE AUDIT COMMITTEE

Arthur Brown, Chairman
Daniel P. Casey
Jay D. Proops
Clarence O. Redman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as AMCOL’s independent registered public accounting firm for the 2009 fiscal year.  Fees paid to AMCOL’s independent registered public accounting firm for services during the past two fiscal years were as follows:

	2007 Actual	2008 Actual
Audit Fees (1)	$1,897,551	$2,159,667
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees (2)	$2,322	$—
Total	$1,899,873	$2,159,667

(1)  Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)  All other fees in 2007 were for international education and training services.

Pre-Approval Policies

The Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by the independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform non-audit services proscribed by law or regulation.  The Audit Committee may delegate pre-approval authority to a member of the Audit Committee.  The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for purposes of pre-approving management’s engagement of the independent registered public accounting firm to perform non-audit services when the fees for the engagement do not exceed $25,000.  When the fees for non-audit services reach a threshold of $75,000 for any fiscal year, management must obtain specific pre-approval from the entire Audit Committee.  The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.  In the 2008 fiscal year, 100% of audit and non-audit services were approved by the Audit Committee.

Presence of Representatives from Ernst & Young LLP at the Annual Meeting

Representatives from Ernst & Young LLP will be present at the annual meeting, will be afforded the opportunity to make a statement, and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Clarence O. Redman, a director of AMCOL, was of counsel to Locke Lord Bissell & Liddell LLP until February 2007, the principal law firm engaged by AMCOL.  Mr. Redman was also Secretary of AMCOL until February 2007.  James W. Ashley, Jr. was appointed Secretary of AMCOL in February 2007.  Mr. Ashley is currently a partner of Locke Lord Bissell & Liddell LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, AMCOL’s directors, its executive officers and any persons holding more than 10% of AMCOL’s common stock are required to report their initial ownership of AMCOL’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established and AMCOL is required to disclose in this proxy statement if a director or executive officer filed a late report. Except for one late report on Form 4 to report an award of 5,000 shares of restricted stock and an award of 10,000 stock options granted to Mr. Pearson upon joining AMCOL, there were no delinquent reports during 2008.  In making these disclosures, AMCOL has relied solely on written representations of its directors and executive officers and copies of the reports filed with the SEC.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in AMCOL’s proxy statement and form of proxy relating to, and to be presented at, the annual meeting of shareholders of AMCOL to be held in 2010 must be received by AMCOL on or before November 23, 2009.

If a shareholder intends to present a proposal at the 2010 annual meeting of shareholders but does not seek inclusion of that proposal in AMCOL’s proxy statement for that meeting, such shareholder must deliver written notice of the proposal to AMCOL in accordance with the requirements of AMCOL’s By-Laws.  Generally, such proposals must be delivered to AMCOL between February 6, 2010 and March 8, 2010.  All proposals or notices should be directed to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.

COMMITTEE CHARTERS, GOVERNANCE GUIDELINES AND CODE OF CONDUCT

Copies of our Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics may be found on our website at www.amcol.com.  Copies of these documents are also available to shareholders upon written request.  Requests should be directed to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.

OTHER MATTERS

As of the date of this proxy statement, AMCOL’s management knows of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting.  It is intended, however, that the persons named as proxies will vote the proxies regarding such other matters and the transaction of such other business as may be properly brought before the meeting in accordance with their best judgment.

By Order of the Board of Directors,

James W. Ashley, Jr.

Secretary

Hoffman Estates, Illinois
March 25, 2009

AMCOL INTERNATIONAL CORPORATION
2870 FORBS AVENUE
HOFFMAN ESTATES, IL 60192

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AMCOL1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AMCOL INTERNATIONAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

Vote on Directors

Nominees:

01) Daniel P. Casey
02) Dale E. Stahl
03) Lawrence E. Washow

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

You are urged to mark, sign and return your proxy promptly in the enclosed self-addressed, postage paid (if mailed in the United States) envelope.

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership named by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com.

↓ **Please detach along perforated line and mail in the envelope provided. IF you are not voting via telephone or the Internet.** ↓

AMCOL INTERNATIONAL CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

As a shareholder of AMCOL International Corporation (the "Company"), I acknowledge receipt of the Notice of Annual Meeting and accompanying Proxy Statement and appoint Clarence O. Redman and Paul C. Weaver, or either of them, with full power of substitution as proxies, to vote all shares of stock of the Company that I am entitled to vote, at the annual meeting of shareholders to be held on Thursday, May 7, 2009, 11:00 a.m., Central Daylight Saving Time, and at any adjournment thereof, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, SHALL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR. IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.

(Continued and to be signed on the reverse side)